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EXHIBIT 11
Statement re: Computation of Per Share Earnings
(In thousands, except per share data)
                                                      Three Months Ended          Six Months Ended
                                                           June 30                     June 30
                                                      1995         1994           1995         1994

Primary

Net income                                          $140,876     $131,471       $276,912     $258,544

Average common shares outstanding                    113,703      119,210        113,938      119,751
Average common share equivalents outstanding<F1>       1,387        1,392          1,378        1,376
Average primary common shares                        115,090      120,602        115,316      121,127
Earnings per common share - Primary                    $1.22        $1.09          $2.40        $2.13


Fully Diluted

Net income                                          $140,876     $131,471       $276,912     $258,544

Average common shares outstanding                    113,703      119,210        113,938      119,751
Average common share equivalents outstanding<F1>       1,398        1,409          1,393        1,388
Average fully diluted common shares                  115,101      120,619        115,331      121,139
Earnings per common share - Fully Diluted              $1.22        $1.09          $2.40        $2.13

<F1>Includes the incremental effect of stock options and restricted stock outstanding computed under the treasury stock method.
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